CDW CORPORATION

POLICY ON INSIDER TRADING

(Effective as of December 16, 2024)

BACKGROUND

The Board of Directors of CDW Corporation (together with its subsidiaries, the “Company”) has adopted this Policy on Insider Trading (this “Policy”) for members of its Board of Directors (“Board”), officers, coworkers and consultants with respect to the trading of Company securities, as well as the securities of publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Inc. and NASDAQ investigate and are very effective at detecting insider trading. The SEC, together with the United States Attorneys’ Office, pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s General Counsel .

PENALTIES FOR NONCOMPLIANCE

Civil and Criminal Penalties

Potential penalties for insider trading violations for individuals include (i) imprisonment for up to 20 years, (ii) criminal fines of up to $5 million and (iii) civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability

If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions

Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

SCOPE OF POLICY

Persons Covered

As a member of the Board, officer, coworker or consultant of the Company, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household (other than domestic employees), any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities), and any entities you control. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person or entity complies with this Policy.

The ultimate responsibility for determining whether an individual is in possession of material nonpublic information rests with each individual.

In addition, the Company will not trade in Company securities in violation of applicable securities laws or stock exchange listing standards.

Companies Covered

The prohibition on insider trading in this Policy is not limited to trading in Company securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company, or firms with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered

Trading covered by this Policy includes purchases and sales of common stock, derivative securities such as put and call options, preferred stock and debt securities. Trading may also include certain transactions under Company plans, as follows:

•Vesting and Settlement of Equity Awards. This Policy’s trading restrictions do not apply to the vesting of restricted stock, restricted stock units, or performance share units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting or settlement of restricted stock, restricted stock units, or performance share units. The trading restrictions do apply, however, to any market sale of Company securities.

•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option that has been granted to you by the Company or under a Company stock option plan. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker.

•Coworker Stock Purchase Plan. This Policy’s trading restrictions do not apply to purchases of Company securities in the Company’s Coworker Stock Purchase Plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The trading restrictions do apply, however, to your election to participate in the plan for any enrollment period and to your sales of Company stock purchased under the plan.

•Dividend Reinvestment Plan. If the Company offers a dividend reinvestment plan, this Policy does not apply to your purchases of Company securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. This Policy does apply, however, to your election to participate in the plan or increase your level of participation in the plan.

STATEMENT OF POLICY

No Trading on Inside Information

You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

No Gifting on Nonpublic Information

You may not gift Company securities, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company and know, or should have known, that you are gifting Company securities to someone who will sell securities of the Company before the material nonpublic information becomes public.

No Tipping

You may not pass material nonpublic information on to others, and you may not recommend to anyone or express opinions about the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any financial benefit from another’s trading.

No Disclosure of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of that information is prohibited. All unauthorized persons are prohibited from disclosing information about the Company on the Internet, in forums such as chat rooms,

Twitter, Facebook, Yahoo message boards, etc., or on blogs where companies and their prospects are discussed, regardless of the situation.

Quarterly Open Window Periods

The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Board members, officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), and certain other coworkers designated by the Company’s Chief Financial Officer or General Counsel may not trade in Company securities at any time other than during the period beginning the second full business day following the release of the Company’s earnings for the prior quarter and ending on the day which is six business days prior to the end of the third month of the quarter. The quarterly blackout period therefore begins five business days prior to the end of the quarter and ends after the first full business day following the release of the Company’s earnings for the prior quarter.

Nonetheless, you may not trade in Company securities at any time (including during a quarterly open window period) if you are aware of material nonpublic information about the Company.

Fourth Quarter Option Exercise Restriction

Due to payroll reporting requirements, all coworkers are prohibited from exercising options for a short period of time at the end of each calendar year. Option exercises are not permitted after the end of the last pay period for which a check is issued in the calendar year through December 31.

Special Blackout Periods

From time to time, the Company may impose a special blackout period which applies to all or only certain persons covered by this Policy. The Company will provide prior notice to the persons affected by a special blackout period. Any person covered by the special blackout period should refrain from trading in Company securities. The failure of the General Counsel to designate a person as being subject to special blackout period will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Even if a special blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

No Exception for Hardship

The existence of a personal financial emergency does not excuse you from compliance with this Policy. Every member of the Board, officer, coworker and consultant of the Company has the individual responsibility to comply with this Policy. From time to time, you may have to forego a proposed transaction in Company securities even if you planned to make the transaction before learning of the material nonpublic information and even though you believe that you may suffer from an economic loss.

Pre-Clearance Procedures

Board members, Executive Officers, and certain other coworkers designated by the Company’s Chief Financial Officer or General Counsel (“Covered Persons”) may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, contribution to a trust or any other transfer), even during a quarterly open window period, without first obtaining pre-clearance of the transaction from the Company’s General Counsel, or in his or her absence, the Company’s Chief Financial Officer, or in both of their absence, the General Counsel’s designee.

A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. The General Counsel, the Chief Financial Officer and the General Counsel’s designee are under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The General Counsel may not trade in Company securities unless the Chief Executive Officer has approved the trade(s) in accordance with the procedures set forth in this section. If pre-clearance is denied, that denial must be kept confidential by the person requesting pre-clearance.

Unless otherwise provided, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again.

Exception for Trading Plans

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A Rule 10b5-1 plan must comply with all applicable provisions of Rule 10b5-1 and must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

Trades in the Company’s securities that are executed pursuant to a Rule 10b5-1 plan (“Trading Plan”) that has been approved in writing in advance to the extent required under this Policy are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth in this Policy relating to open window periods or special blackout periods.

Any Trading Plan must be adopted or modified in good faith and at a time when you are not aware of material nonpublic information. Trading Plans may not be adopted or modified outside a quarterly open window period or during a special blackout period applicable to the person adopting the plan. The Company requires that adoption and modification of all Trading Plans by Covered Persons be approved in writing in advance by the General Counsel. Once a Trading Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Trades in the Company’s securities that are executed pursuant to an approved Trading Plan are not subject to the requirements set forth in this Policy regarding pre-clearance procedures.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Inside information has two important elements—materiality and public availability.

Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Information may be material for this purpose even if it would not alone determine the investor’s decision. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

•Earnings results, particularly if inconsistent with previous guidance or consensus expectations of the investment community.

•Changes to previously announced earnings guidance or the decision to suspend earnings guidance.

•A pending or proposed merger, acquisition of another company, joint venture, tender offer, an acquisition or disposition of significant assets or any other major transaction with another company.

•A change in senior management or a change in the health of senior management.

•Major events regarding Company securities, including a change in the Company’s dividend policy, the declaration of a stock split, the offering of additional debt or equity securities or the refinancing of debt securities.

•Defaults or potential defaults under the Company’s debt agreements or severe liquidity issues.

•Payout information related to the Company’s incentive plans.

•The establishment of a repurchase program for Company securities or other significant repurchases of Company securities

•Actual or threatened major litigation or regulatory action, or the resolution of such litigation or regulatory action.

•Cyberattacks, data breaches or other major information technology systems events related to the Company.

•The imposition of a ban on trading in Company securities or the securities of another company.

•New major contracts, orders, customers or financing sources or the loss thereof.

•New or potential new lines of business or major offerings.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be prohibited.

Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until at least a full trading day after the information is released.

ADDITIONAL GUIDANCE

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales

You may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale of securities that are owned with delayed delivery).

Publicly Traded Options

You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market related to Company securities.

Margin Accounts and Pledges

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging Transactions

You are prohibited from engaging in a hedging or monetization transactions involving Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or other coworker to continue to own Company securities obtained through an employee benefit plan or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or coworker may no longer have the same objectives as the Company’s other shareholders.

Short-Swing Trading/Control Stock/Section 16 Reports

Members of the Board and Executive Officers should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144. [In order to facilitate timely filing of all required Section 16(a) reports, members of the Board and Executive Officers or the applicable broker must report all transactions in Company securities, including transactions made pursuant to a Rule 10b5-1 plan, to the Company’s General Counsel immediately after execution.

Post-Termination Transactions

If you are subject to the pre-clearance procedures set forth in this Policy, those procedures will cease to apply to your transactions in Company securities immediately following the termination of your employment or services to the Company. If you are subject to quarterly open window periods (described above) and the termination of your employment or services to the Company occurs during a period that is not a quarterly open window period, this Policy continues to apply to your transactions in Company securities after such termination and you may not trade in Company securities until the next quarterly open window period begins. In addition, if the termination of your employment or services to the Company is during a special blackout period applicable to you, the special blackout restrictions set forth in this Policy will continue to apply to your transactions in Company securities until the earlier of the expiration of such special blackout period or 60 days after your termination of employment or services.

Nonetheless, you may not trade in Company securities after termination of your employment or services if you are aware of material nonpublic information about the Company.

UNAUTHORIZED DISCLOSURE

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the

Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please consult the Company’s External Communication and Disclosure Policy for more details regarding the Company’s policy on speaking to the media, financial analysts, investors and others.

PERSONAL RESPONSIBILITY

You should remember that ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissing you for cause.

COMPANY ASSISTANCE

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

CERTIFICATION

All coworkers who certify their understanding of, and intent to comply with, The CDW Way Code are deemed to certify their understanding of, and intent to comply with, this Policy as well.

This Policy is dated December 16, 2024 and supersedes any previous policy of the Company concerning insider trading.